Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2003, relating to the financial statements, which appears in the 2004 Annual Report to Shareholders, which is incorporated by reference in Curtiss-Wright Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 12, 2003, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS
Florham Park, New Jersey
July 11, 2005